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                                                                      EXHIBIT 10

                          ACKNOWLEDGMENT AND AGREEMENT



         This Acknowledgment and Agreement dated as of December 31, 2001, is executed by Hallmark Entertainment Holdings, Inc. ("HEH").

         WHEREAS, Hallmark Entertainment, Inc. ("HEI") is a shareholder of Crown Media Holdings, Inc. ("Company"), and is a party to that certain Second Amended and Restated Stockholders Agreement dated as of August 30, 2001, by and among Hallmark Entertainment, Inc., Liberty Media Corporation, Liberty Crown, Inc., VISN Management Corp., JP Morgan Partners (BHCA), L.P. and DirecTV Enterprises, Inc. (the "Stockholders Agreement"); and

         WHEREAS, HEI has transferred to its parent company HEH, HEI's shares of Class A Stock and Class B Stock of the Company ("Company Stock"); and

         WHEREAS, such transfer is permitted pursuant to Section 3.4 of the Stockholders Agreement;

         NOW, THEREFORE, HEH hereby acknowledges and agrees as follows:

         HEH shall hereby become a signatory to the Stockholders Agreement and shall receive the same rights set forth therein and be bound by the same obligations set forth therein as HEI, except as provided in Section 3.4 and
Section 3.5 of the Stockholders Agreement.

         IN WITNESS WHEREOF, HEH has caused this Acknowledgement and Agreement to be executed as of the date set forth above.

                                            HALLMARK ENTERTAINMENT
                                            HOLDINGS, INC.


                                            By:      /s/ Judith Whittaker
                                               ---------------------------------

                                            Title:   Vice President
                                                  ------------------------------